Exhibit 99.1

38 Corporate Circle Albany, NY 12203	Contact: Trans World Entertainment Edwin Sapienza Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773
www.twec.com		NEWS RELEASE

STATEMENT FROM TRANS WORLD ON THE DEATH OF ITS CHIEF FINANCIAL OFFICER JOHN ANDERSON

ALBANY, New York – Trans World Entertainment Corporation’s (NASDAQ:TWMC) Chief Financial Officer John Anderson died on October 10, 2018.  He was 49 years old.

Trans World CEO Mike Feurer stated “The entire team at Trans World and I are deeply saddened and shocked by the passing of John Anderson. John was greatly admired, and respected by those fortunate enough to have worked closely with him.  His life touched and had a very positive impact on everyone who knew him.  On behalf of our Board of Directors, management team and all of our Associates, we celebrate the meaningful influence John had upon us all, mourn his loss and extend our deepest sympathies to his wife, Denise, and the entire Anderson family.”

Trans World Entertainment is a leading multi-channel retail, blending a 40-year history of entertainment retail experience with digital marketplace expertise. Our brands seamlessly connect customers with the most comprehensive selection of music, movies, and pop culture products on the channel of their choice. For over 40 years, the Company has operated as a leading specialty retailer of entertainment and pop culture merchandise with stores in the United States and Puerto Rico, primarily under the name fye, for your entertainment, and on the web at www.fye.com  and www.secondspin.com. In October 2016, the Company acquired etailz, Inc., a leading digital marketplace expert retailer, operating both domestically and internationally. etailz uses a data driven approach to digital marketplace retailing utilizing proprietary software and ecommerce insight coupled with a direct customer relationship engagement to identify new distributors and wholesalers, isolate emerging product trends, and optimize price positioning and inventory purchase decisions. Trans World Entertainment, which established itself as a public company in 1986, is traded on the Nasdaq National Market under the symbol “TWMC”.